Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 1-10585 of Church & Dwight Co., Inc. Profit Sharing Plan on Form S-8 of our report dated May 19, 2006, appearing in this Annual Report on Form 11-K/A of Church & Dwight Co., Inc. Profit Sharing Plan for the year ended December 31, 2005.

/s/ J.H. Cohn LLP

Roseland, New Jersey

November 15, 2006